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                                                                 Exhibit 11.1


                     RUSH ENTERPRISES, INC. AND SUBSIDIARIES
           COMPUTATION OF NET INCOME AND PRO FORMA EARNINGS PER SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                                              THREE MONTHS ENDED          YEAR ENDED
                                                                 DECEMBER 31,            DECEMBER 31,
                                                             ----------------------  ---------------------
                                                               1997         1996       1997        1996
                                                             ----------   ---------  ----------  ---------
BASIC EARNINGS PER SHARE CALCULATION
    Net Income                                               $   1,940     $1,607     $5,380     $6,202
                                                             =========     ======     ======     ======
    Weighted average number of common shares outstanding         6,644      6,644      6,644      5,590
    Earnings per share - Basic                               $    0.29     $ 0.24     $ 0.81     $ 1.11
                                                             =========     ======     ======     ======
DILUTED EARNINGS PER SHARE CALCULATION
    Net Income                                               $   1,940     $1,607     $5,380     $6,202
                                                             =========     ======     ======     ======
    Weighted average number of common shares outstanding         6,644      6,644      6,644      5,590
    Weighted average number of common share equivalents
      applicable to stock options                                    1         --          1         --
                                                             =========     ======     ======     ======
    Common shares and common share equivalents                   6,645      6,644      6,645      5,590
    Earnings per share - Diluted                             $    0.29     $ 0.24     $ 0.81     $ 1.11
                                                             =========     ======     ======     ======

PRO FORMA BASIC AND DILUTED EARNINGS PER SHARE
    Pro forma net income after provision for income taxes                                       $ 5,268

    Weighted average basic and diluted shares of common stock outstanding                         5,338

    Pro forma shares issued at offering price to pay undistributed S corporation earnings           252
                                                                                                -------

    Pro forma weighted average basic and diluted shares outstanding                               5,590
                                                                                                -------

    Pro forma basic and diluted net income per share                                            $  0.94
                                                                                                =======
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